UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014

Annual General Meeting

Of Members and

Proxy Statement

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries.  Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains’ property and casualty insurance and reinsurance operations principally include: (1) OneBeacon Insurance Group, Ltd. (“OneBeacon” or “OB”), a 75%-owned Bermuda-based company which, through its U.S.-based subsidiaries, offers a wide range of specialty property and casualty insurance products through independent agencies, regional and national brokers, wholesalers and managing general agencies; (2) Sirius International Insurance Group, Ltd. (“Sirius Group”), a wholly-owned Bermuda-based company, which provides insurance and reinsurance products for property, accident and health, aviation and space, trade credit, marine, agriculture and certain other exposures on a worldwide basis through its subsidiaries, Sirius International Insurance Corporation (“Sirius International”), Sirius America Insurance Company and Lloyd’s Syndicate 1945; and (3) HG Global, Ltd., a Bermuda-domiciled company that, through its subsidiaries, reinsures Build America Mutual Assurance Company (“BAM”), a municipal bond insurer domiciled in New York that provides insurance on bonds issued to support essential U.S. public purposes, and provided the initial capitalization of BAM through the purchase of $503 million of BAM surplus notes. White Mountains’ invested assets are managed by White Mountains Advisors LLC (“WM Advisors”), the Company’s wholly-owned investment management subsidiary.  For additional information on our business segments, please refer to the Form 10-K for 2013 which can be found at www.whitemountains.com.

The 2014 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2014 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 22, 2014

April 3, 2014

Notice is hereby given that the 2014 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 22, 2014 at 11:00 am Atlantic Time at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  At this meeting you will be asked to consider and vote upon the following proposals:

1)	election of three of the Company’s directors to Class II with a new term ending in 2017;

2)	election of the Board of Directors of Sirius International Insurance Corporation, a wholly-owned reinsurance company organized under the laws of Sweden;

3)	election of the Board of Directors of HG Re Ltd. (“HG Re”), a wholly-owned reinsurance company organized under the laws of Bermuda;

4)	election of the Board of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. (“WMLRB”), a wholly-owned reinsurance company organized under the laws of Bermuda;

5)	election of the Board of Directors of White Shoals Re Ltd. (“WSRe”), a wholly-owned reinsurance company organized under the laws of Bermuda;

6)	election of the Board of Directors of Star Re Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda;

7)	election of the Board of Directors of Alstead Reinsurance (SAC) Ltd. (“Alstead Re”), a wholly-owned reinsurance company organized under the laws of Bermuda;

8)	election of the Board of Directors of White Mountains Re Sirius Capital Ltd. (“SCL”), a Lloyd’s of London corporate member;

9)	election of the Board of Directors of Split Rock Insurance, Ltd. (“Split Rock”), a reinsurance company wholly-owned by OneBeacon Insurance Group organized under the laws of Bermuda;

10)	election of the Board of Directors of any new designated subsidiary;

11)	approval of the advisory resolution on executive compensation;

12)	approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2014.

The Company’s audited financial statements for the year ended December 31, 2013, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Members of record of common shares on the record date, Tuesday, April 1, 2014, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy.  A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 15, 2014 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jennifer L. Pitts
Corporate Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 8069, Edison, New Jersey, 08818-8069, in the envelope provided, whether or not they expect to attend the meeting.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2014 Annual General Meeting of Members (the “2014 Annual Meeting”), to be held on Thursday, May 22, 2014 at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 17, 2014.

Holders of the Company’s common shares (“Members”), par value $1.00 per share, as of the close of business on Tuesday, April 1, 2014, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.  A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 37).  Every Member entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Corporate Secretary.  Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote.  If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 12 (the ratification of the selection of PwC as the Company’s auditor for 2014), you must provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet.  Voting deadlines vary by institution.  Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company.  Please review the proxy materials and follow the instructions on the proxy card to vote your shares.  We hope you will exercise your rights and fully participate in your company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares.  The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: www.sec.gov/investor/alerts/votingrules2010.htm with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”).  Each Class serves a three-year term.

At the 2014 Annual General Meeting, Messrs. Raymond Barrette, Yves Brouillette and John D. Gillespie are nominated to be elected to Class II with a term ending in 2017.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2014 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I - Term ending in 2016
Morgan W. Davis	63	2006
Edith E. Holiday	62	2004
Lowndes A. Smith	74	2003
Class II - Term ending in 2014*
Raymond Barrette, Chairman	63	2006
Yves Brouillette	62	2007
John D. Gillespie	55	1999
Class III - Term ending in 2015
A. Michael Frinquelli	72	2005
Allan L. Waters	56	2005

* Nominated to be elected at the 2014 Annual Meeting to Class II with a term ending in 2017.

All three of the nominees for election at the 2014 Annual Meeting, Messrs. Barrette, Brouillette and Gillespie, were previously elected by Members.

The Board believes its members should have a diversity of skills and experience and be willing to devote adequate time and effort to Board responsibilities.  In evaluating director candidates, the Nominating and Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business and industry, and ownership interest in the Company.  Key aspects of the directors’ experiences, qualifications and skills are included in their individual biographies.

Class I - Term Ending in 2016

Morgan W. Davis has been a director of the Company since 2006.  Mr. Davis formerly was a Managing Director of OneBeacon from 2001 to 2005 and served in a variety of capacities for subsidiaries of White Mountains from 1994 to 2001.  Prior to 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company and INA/Cigna.  Mr. Davis also serves as a director of OneBeacon, Montpelier Re Holdings, Comparenow.com (formerly Inspop USA LLC) and Valen Technology, where he also serves as the Chairman of the Compensation Committee.  Mr. Davis has extensive executive and board-level experience gained over the course of his almost forty-five-year career in the property and casualty insurance industry.

Edith E. Holiday has been a director of the Company since 2004.  Ms. Holiday formerly served as Operating Trustee for TWE Holdings I and II Trusts from 2002 to 2007.  Ms. Holiday was also the President, Secretary and Treasurer of Comcast TW Holdings, Inc. from 2006-2007.  From 1990 to 1993 Ms. Holiday served as Assistant to the President of the United States and Secretary of the Cabinet.  From 1989 to 1990 she was General Counsel to the United States Treasury Department.  Ms. Holiday also holds directorships at Canadian National Railway Company (since 2001), RTI International Metals, Inc. (since 1999), Hess Corporation (since 1993), where she also serves on the Audit Committee, and is a director or trustee of 42 investment companies in the Franklin Templeton Group of Mutual Funds (since 1996).  Ms. Holiday also served as a Director for the H. J. Heinz Company (from 1995 until 2013).  Ms. Holiday has extensive board-level experience across diverse industries and significant experience with the U.S. Federal government.

Lowndes A. Smith has been a director of the Company since 2003.  Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001.  Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) (1989-2001) and President and CEO of Hartford Life Insurance Company (1989-2001).  Mr. Smith serves as Chairman of the Board and a member of the Compensation Committee of OneBeacon, and as Chairman of the Board and a member of the Audit, Compensation and Executive Committees of Symetra Financial Corporation.  Mr. Smith is a director of 84 investment companies in the mutual funds of The Hartford (since 1990).  Mr. Smith has more than 40 years of experience in the insurance industry as well as broad management and financial experience.

Class II - Term Ending in 2014 (up for re-election)

Raymond Barrette has served as Chairman and CEO of the Company since January 2007 and has been a director since August 2006.  He previously served as a director of the Company (2000-2005), as President and CEO of the Company (2003-2005), as CEO of OneBeacon (2001-2002), as President of the Company (2000-2001), and as Executive Vice President and Chief Financial Officer of the Company (1997-2000).  Prior to joining the Company in 1997, Mr. Barrette had 23 years of experience in the insurance business.  Mr. Barrette is the Chairman of Sirius Group and a director of OneBeacon.  Mr. Barrette also serves as a director of BAM.  Mr. Barrette is an actuary and has significant experience in all facets of the property and casualty insurance industry.

Yves Brouillette has been a director of the Company since 2007.  He has been the President of Beluca Investment, Inc. since 2005.  Previously, Mr. Brouillette had been with ING since 1989, serving in many leadership positions at ING companies, including most recently as the CEO for ING Latin America operations in Mexico, Brazil, Chile and Peru (2002-2005).  Mr. Brouillette is a director of Intact Financial Corporation (formerly ING Canada), where he serves on the Audit and Risk Committees, and was the Chairman of the Board (2003-2007).  Mr. Brouillette is an actuary and has over 30 years of experience in the property and casualty insurance industry in North and South America.

John D. Gillespie has been a director of the Company since 1999.  Mr. Gillespie is the founder and Managing Member of Prospector Partners, LLC (“Prospector”) and has been the Chairman and President of Prospector Funds, Inc. since 2007 and a Director of Prospector Offshore Fund (Bermuda) Ltd. since 1997.  Mr. Gillespie served as Chairman and President of WM Advisors (2003-2005), as a Managing Director of OneBeacon (2001-2003) and was a director of Symetra Financial Corporation (2004-2007).  Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc.  Mr. Gillespie possesses extensive financial and investment experience.

Class III - Term Ending in 2015

A. Michael Frinquelli has been a director of the Company since June 2005.  Mr. Frinquelli is co-founder and Manager of Renaissance Fund Advisors, Inc.  Until 2004, Mr. Frinquelli was a general partner of Renaissance Executive Partners, which he co-founded in April 1997.  Prior to that, he was a managing director at Merrill Lynch and a managing director at Salomon Brothers.  Mr. Frinquelli also served as a director for Primus Financial Products, LLC, a wholly-owned subsidiary of Primus Guaranty, Ltd. from 2004 until 2010.  Mr. Frinquelli is a Chartered Financial Analyst and has extensive insurance industry expertise, serving as an insurance industry equity analyst for almost 35 years.

Allan L. Waters was appointed President and CEO of Sirius International Insurance Group, Ltd. (formerly White Mountains Re) in March 2007.  He served as a director of the Company from 2003 to 2004 and was re-elected as a director in 2005.  Mr. Waters also serves as a director of BAM.  Mr. Waters was the founder and Managing Member of Mulherrin Capital Advisors, LLC (1998-2007).  Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of the Company (1993-1997), as Vice President and Controller (1990-1993), as Vice President of Finance (1987-1990) and as Assistant Vice President of Finance (1985-1987).  Mr. Waters possesses long-term knowledge of the Company and has significant executive and board-level experience in the property and casualty industry.

CORPORATE GOVERNANCE

Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s Members.  The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company.  No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2013.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at our website, www.whitemountains.com.  These documents are available in print, free of charge, to any Member upon request.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.  The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its Members.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members.  Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors.  However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Mr. Barrette serves as Chairman of the Board and as CEO of the Company.  The Board believes that the most effective leadership structure for the Company at the present time is for Mr. Barrette to serve in both roles.  As CEO, Mr. Barrette is effective at overseeing the complex, decentralized operations of the Company.  By virtue of his broad knowledge of the insurance industry and his long experience and track record with the Company, the Board believes Mr. Barrette is best suited to preside over the Board and set its agendas.  The Board is composed of directors that, together, are knowledgeable and experienced in the Company’s business, and the Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

At meetings of the Board, Morgan W. Davis, the Deputy Chairman, presides over a separate session of non-management directors without Company management present.

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual.  Those directors determined to be independent are Messrs. Brouillette, Davis, Frinquelli and Smith and Ms. Holiday.  For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company or its subsidiaries) or has only immaterial relationships with the Company.  The Company does not apply categorical standards as a basis for determining director independence.  Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no current relationships (other than being directors or shareholders) with Messrs. Brouillette, Frinquelli and Smith or Ms. Holiday.  The Board notes a relationship with Mr. Davis, as disclosed herein under “Director Compensation”, that it concluded was immaterial and did not impair his independence.  In making its independence determinations, the Board considers all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors.  Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

Board Meetings and Committees; Annual Meeting Attendance

During 2013, the following meetings of the Board were held: six meetings of the full Board, nine meetings of the Audit Committee, five meetings of the Compensation Committee, two meetings of the Performance Compensation Subcommittee, two meetings of the Nominating and Governance Committee, one meeting of the Finance Committee and one meeting of the Executive Committee.  During 2013, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.  It is WTM practice that all directors are invited to and generally attend all Committee meetings.  In addition, each Committee Chair provides regular updates to the Board regarding Committee activities.

Directors are encouraged, but are not required, to attend annual meetings.  All of the Company’s directors were in attendance at the 2013 Annual General Meeting, which was held on May 23, 2013.

Committees of the Board

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters and (4) oversee the evaluation of the Board and management.

The Nominating and Governance Committee is currently comprised of Ms. Edith Holiday (as Chairwoman) and Messrs. Brouillette, Davis and Smith.  The Board has determined that each current member of the Nominating and Governance Committee satisfies applicable NYSE requirements.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com.  The Nominating and Governance Committee Charter is available in print, free of charge, to any Member upon request.

General Criteria and Process for Selection of Director Candidates.  In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors.  Under its charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business or industry and ownership interest in the Company.  In selecting director candidates, the Company seeks a diversity of skills and experience, but does not affirmatively seek diversity based on race, gender, or national origin.  Directors must be willing to devote adequate time and effort to Board responsibilities.  As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members.  The Company has not adopted a specific policy regarding consideration of director candidates from Members.  Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement.  The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting.  In addition, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates.  Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a “Qualified Member”).  A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members.  Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist with Board oversight of: the integrity of the Company’s financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof and (4) prepare the Audit Committee Report (which appears on page 31).  In addition, with respect to risk management, the Committee discusses with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee is comprised of Messrs. Smith (as Chairman), Brouillette and Frinquelli and Ms. Holiday.  The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com.  The Audit Committee Charter is available in print, free of charge, to any Member upon request.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s compensation plans (and, to the extent the Compensation Committee deems appropriate, the plans of the Company’s major subsidiaries), in particular the incentive compensation and equity-based plans and (4) review and discuss the Compensation Discussion and Analysis with management and prepare the Compensation Committee Report (which appears on page 19).

The Compensation Committee is currently comprised of Messrs. Davis (as Chairman), Frinquelli and Smith and Ms. Holiday.  The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com.  The Compensation Committee Charter is available in print, free of charge, to any Member upon request.

Performance Compensation Subcommittee

In February 2013, the Compensation Committee formed the Performance Compensation Subcommittee.  The Committee delegated to the Subcommittee review and approval of performance-based compensation in order to comply with Internal Revenue Code Section 162(m) (“Section 162(m)”).

The Performance Compensation Subcommittee is comprised of Messrs. Smith and Frinquelli and Ms. Holiday.

Interlocks and Insider Participation

No member of the Compensation Committee or the Performance Compensation Subcommittee was an employee of the Registrant during the last fiscal year or has served as an officer of the Registrant.

Finance Committee

The primary purposes of the Finance Committee are to: (1) formulate the Company’s (including OneBeacon’s) investment policy and investment guidelines; (2) review the performance and asset allocation of the Company’s (including OneBeacon’s) investment portfolio on a regular basis and (3) monitor the capital, debt, and corporate structure of the Company (including OneBeacon) and, in coordination with the Audit Committee, review the adequacy of risk management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance.  The Finance Committee is currently comprised of Messrs. Frinquelli (as Chairman), Barrette, Brouillette, Gillespie and Smith.

Risk Oversight

The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management.  The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks.  The Board also discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk.

The Board’s committees are assigned oversight responsibility for particular areas of risk.  For example, the Audit Committee receives a report, at least annually, on company-wide risks which encompass operational, financial, legal, compliance and reputational risks.  The Compensation Committee oversees risk related to executive compensation plans and implementation.  The Finance Committee oversees the risks related to managing the Company’s investment portfolio.

Shareholder Communications

Members, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 38).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of April 1, 2014, there were 6,174,386 common shares outstanding.  Members of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)                  all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)                  all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Member which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors.  “Byrne Entity” means any of John J. Byrne, any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions.  Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of April 1, 2014, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

Franklin Mutual Advisers, LLC 101 JFK Parkway, Short Hills, NJ 07078	1,437,339	(a)	23.3%
T. Rowe Price Associates, Inc. P.O. Box 17630, Baltimore, MD 21297-1630	325,047	(b)	5.3%
The London Company of Virginia 1801 Bayberry Ct #301, Richmond, VA 23226	319,648	(c)	5.2%

(a)         Information as of December 31, 2013, based on Schedule 13G filed with the Securities and Exchange Commission on January 30, 2014, by and on behalf of Franklin Mutual Advisers, LLC.

(b)         Information as of December 31, 2013, based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014, by and on behalf of T. Rowe Price Associates, Inc.

(c)          Information as of December 31, 2013, based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014, by and on behalf of the London Company of Virginia.

Security Ownership of Management

The following table sets forth, as of April 1, 2014, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 20) and all other executive officers as a group:

	Amount of Ownership

Name of Beneficial Owner	Beneficially (a)		Economically (b)

Raymond Barrette	206,992	(c)	209,545
Yves Brouillette	5,035		5,035
Morgan W. Davis	21,945		21,945
David T. Foy	27,587		37,712
A. Michael Frinquelli	1,841		1,841
John D. Gillespie	52,839	(d)	73,839
Edith E. Holiday	1,202		1,202
T. Michael Miller	5		5
G. Manning Rountree	11,880		18,880
Lowndes A. Smith	2,002		2,002
Allan L. Waters	20,162		25,382

All directors, Named Executive Officers and all other executive officers as a group (15 persons)	394,540		464,238

(a)         The common shares shown as beneficially owned by (1) Mr. Barrette and (2) all directors, Named Executive Officers and all other executive officers as a group represent 3.4% and 6.4% of the total common shares outstanding at April 1, 2014, respectively.  No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date.  Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.  Mr. Barrette has pledged 19,720 WTM common shares as collateral for a credit line of up to $4 million.

(b)         Common shares shown as economically owned (1) include common shares beneficially owned and target unearned performance share awards, (2) exclude, in the case of Mr. Barrette, common shares in which he has no pecuniary interest and (3) include, in the case of Mr. Gillespie, performance shares granted to Prospector, of which Mr. Gillespie is the Managing Member.

(c)          Of the 206,992 common shares which are beneficially owned by Mr. Barrette, (1) 5,000 represent unvested restricted shares granted to Mr. Barrette by the Company in January 2007, (2) 125,000 represent vested but unexercised stock options and (3) 20,197 represent common shares owned by trusts or charitable foundations in which Mr. Barrette has no pecuniary interest but over which Mr. Barrette retains both voting and dispositive power.  The remaining shares represent common shares over which Mr. Barrette or his wife has both voting and dispositive power.

(d)         Includes 50,000 common shares owned by various funds of Prospector in which Mr. Gillespie is either general manager or investment manager; Mr. Gillespie’s pecuniary interest in such shares is limited to his economic interests in the Prospector funds.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our executive compensation policies are designed with the primary goal of maximizing shareholder value over long periods of time.  We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders and encourages appropriate risk taking.  We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits).  To that end, the Compensation Committee (the “Committee”) has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

We generally have structured our long-term incentive compensation as performance shares, restricted shares or performance units.  At our parent company, long-term incentive compensation is typically in the form of WTM performance shares and restricted shares, which reward company-wide performance.  The number of WTM common shares earned from a grant of performance shares, which can be from 0x to 2x the target number granted, is tied to our after-tax annual growth in intrinsic business value per share (as defined by the Committee) over the performance cycle.  The market value of our shares is not included as a measure of performance but it determines the value of performance and restricted share awards.  In general, no performance shares are earned if annual growth in intrinsic business value per share is less than the risk-free rate and 200% are earned if performance exceeds the risk-free rate by twice the target spread.  We use straight-line interpolation to determine the payout percentage for results in between.  Performance shares, restricted shares and/or performance units are typically granted annually, and performance is tied to a three-year period.  Under our long-term incentive programs, at any given time an executive usually has three overlapping cycles running.  This approach avoids cliffs that could foster a short-term outlook and also serves as an effective retention tool.

In the case of our Chairman & CEO, Mr. Barrette, to induce him to rejoin the Company and to incent him as an owner, in January 2007 he was granted a package of 200,000 out-of-the-money, escalating strike price options and 35,000 restricted shares, each of which vested in annual installments over five years.  Mr. Barrette also received a tranche of 15,000 restricted shares that were structured to vest in the event of a change in control prior to January 20, 2012.  In 2010, shareholders approved modifications to Mr. Barrette’s options, which included fixing the exercise price at $742 per share and reducing the number to 125,000.  In conjunction with those changes, the Compensation Committee amended the vesting terms of the tranche of 15,000 restricted shares so that those shares time vest in three equal annual installments beginning on January 20, 2013.  Mr. Barrette currently has options to purchase 125,000 shares exercisable until January 20, 2017.  Starting with the 2013-2015 cycle, the Committee began granting Mr. Barrette performance shares, as discussed below.

Generally, the performance target for a 100% payout of performance shares has been set at 700 basis points above the risk-free rate, with the Committee often adjusting the target up or down to reflect prevailing circumstances at the time of grant.  To establish the risk-free rate, the Committee typically looks to the yield on the 10-year treasury at the beginning of the performance cycle.  In the last three years, we have set the target at roughly 600 basis points above the risk-free rate to reflect the persistent low interest rate environment and the large amount of our capital that is undeployed.

Following OneBeacon’s initial public offering in November 2006, its long-term compensation was structured primarily in the form of OneBeacon performance shares, which reward OneBeacon’s overall performance.  Beginning with the 2009-2011 performance cycle, OneBeacon’s long-term incentives were re-designed with the CEO and CFO receiving about half in the form of performance units that are tied to underwriting performance and half in OneBeacon performance shares.  Other OneBeacon executives receive a greater proportion or all of their long-term incentives in performance units or in long-term cash awards that are tied to the results of OneBeacon’s specialty business as a whole and the executive’s individual business unit.  The number of OneBeacon common shares earned from a performance share grant, which can be from 0x to 2x the target number granted, is tied to OneBeacon’s after-tax annual growth in book value per share over the performance cycle.  The payout earned from a OneBeacon performance unit grant, which also can be from 0x to 2x the target number granted, is tied to OneBeacon’s adjusted economic combined ratio over the performance cycle.

At Sirius Group, long-term incentive compensation is typically in the form of performance units that reward Sirius’ group-wide performance.  The number of units earned at the end of the performance cycle is tied to those elements of performance for which the Sirius Group’s management has primary responsibility.  As an example, because the parent company keeps responsibility for investing Sirius’ assets, in calculating performance it is credited with a “standard” return on its investible assets.  The number of units earned can be from 0x to 2x the target number granted.  In addition, for its most senior executives, in order to better align their interests with those of our shareholders, we typically denominate a portion of their long-term incentives in WTM performance shares and/or restricted shares.

Our long-term incentive compensation programs are designed to share with management a portion of the value added above a risk-free return on our shareholders’ equity.  We take this approach because producing a rate of return equal to a risk-free rate does not add value to the capital owners put in the business—our shareholders would be better off putting their money in U.S. treasuries and avoiding entirely the risk of owning a portion of a business.  We have generally targeted sharing 13% to 17%.  In the 2013-2015 cycle, we increased the sharing at target to 20%.  This was driven by the significant reduction in our capital due the repurchase of 30% of our outstanding shares since 2010 and the new performance share grant made to our CEO.  This year, for the 2014-2016 cycle, given the current market and interest rate environment, we have maintained this level of sharing.  The Committee believes that this level of sharing is appropriate because we compete with private equity and hedge funds for talent and investment opportunities where such sharing is common, the Company’s value adding opportunities are not limited to the Company’s current level of capital, and we want to maintain proper incentives for further share buybacks at value adding prices.

The Committee closely monitors both target and actual value sharing.  From year-to-year when we make new long-term incentive grants, we typically adjust the target number of shares granted to individual employees to reflect the Committee’s assessment of the per share value of the Company.  In addition, we generally limit total annual share grants to employees to less than 1% of the Company’s outstanding shares.  For each of the 2013-2015 and 2014-2016 cycles, we granted slightly in excess of 1% of the outstanding shares, reflecting Mr. Barrette’s grants.

When making new grants, the Committee assesses the impact of different performance scenarios on the potential sharing percentage.  Further, in order to test our beliefs about the size of the awards we make and their variability, annually the Committee has reviewed and considered a systematic analysis prepared by management of the public disclosures about compensation made by other property and casualty insurers and reinsurers and of the amount and variability of compensation at those companies at differing levels of performance.  These analyses have supported the Committee’s view that our compensation programs are appropriately sized and more variable than most other insurers and reinsurers, have fewer fixed elements of compensation and perquisites, and do not lead to significant rewards for poor performance as can happen with long-term options granted with a fixed exercise price equal to the market price on the date of grant.

The Committee believes that the compensation structures that have been developed for the Company and its subsidiaries closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.  In the case of Sirius Group, given its exposure to catastrophic events, beginning in 2008 we implemented a catastrophe spreading mechanism with respect to both its performance units and annual bonus.  This mechanism ensures that Sirius Group is charged with at least 50% of its expected annual catastrophe losses whether or not any catastrophe losses are actually incurred.  Through this mechanism and Sirius Group’s management of its aggregate exposure to very large catastrophic events, the Company’s management and the Committee believe that Sirius Group’s incentive plans are appropriate and do not encourage excessive risk taking.

Our Compensation Process

The Committee is responsible for approving our compensation practices that affect executive officers, and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million.  Our CEO annually presents the Committee with his evaluation of our executives, their individual performances, responsibilities, and the contributions they made to the Company’s accomplishments over the past year, as well as over the last long-term incentive plan cycle and his expectations for the future and succession plans.  In connection with this evaluation, the CEO presents the Committee with his recommendations for establishing the compensation for these executives for its consideration.  The Committee assesses the performance, responsibilities, and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the Committee each year (typically late February) following the availability of financial results for the prior year and the current year’s financial plan.  This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle.  Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

In 2013, because Mr. Davis, the Chairman of the Committee, did not satisfy certain requirements of Section 162(m) to be considered an “outside director” for purposes of that rule, the Committee formed the Performance Compensation Subcommittee (the “Subcommittee”) comprised of the other members of the Committee, each of whom met the requirements to be considered an outside director for purposes of Section 162(m).  The Subcommittee administers and approves all performance-based compensation awards in order to maintain favorable tax treatment of such awards.

Following the OneBeacon initial public offering (the “OB IPO”) in November 2006, the Committee determined that it would fully delegate to the OneBeacon Compensation Committee (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers of the Company.  Accordingly, compensation actions for OneBeacon personnel following the date of the OB IPO (including new annual and long-term incentives and approval of payouts on existing annual and long-term incentives) have been taken by the OneBeacon Committee (which is currently comprised of Lowndes Smith (Chair), Lois Grady and Kent Urness, who are independent directors of OneBeacon, and Mr. Barrette) and, to the extent necessary to comply with applicable regulations, a subcommittee that excludes Mr. Barrette.

Compensation for 2013

The principal elements of compensation for our executives are long-term incentive compensation, base salary, and annual incentive bonuses.

Long-Term Incentive Compensation

CEO.  In 2013, after reviewing Mr. Barrette’s historical compensation, his share ownership, his existing incentives and the fact that the last tranche of his unvested incentives will vest at the beginning of 2015, compensation granted to CEOs at other property and casualty (re)insurance companies and the Company’s performance since Mr. Barrette re-joined in 2007, the Subcommittee determined to grant him 12,000 performance shares for the 2013-2015 performance cycle.  The grant date market value was approximately $6.8 million. The number of performance shares that will be earned will be determined after the end of 2015 based on the Company’s performance over the cycle compared to the target described below. The Committee believes that an annual grant of performance shares to Mr. Barrette is the appropriate way to secure his continued employment with the Company and to reward him for performance going forward.

Named Executive Officers.  In the case of Messrs. Foy, Rountree and Waters, in determining the amount of new long-term incentive compensation grants for 2013, the Committee assessed each executive’s scope of authority and ability to impact the success of the Company.  Based on the Committee’s general experience and the recommendation of the CEO, the Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.  Mr. Miller’s level of compensation was established by the OneBeacon Committee.

For the CEO and each Named Executive Officer recipient of a WTM performance share grant for the 2013-2015 performance cycle, the Committee established 8% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares.  Annual growth of 2% or less would result in a payout of 0% and annual growth of 14% or more would result in a payout of 200%.  The targets were consistent with the Company’s compensation philosophy described above as the yield on the 10-year treasury at the beginning of 2013 was approximately 1.8%.  To measure growth in intrinsic business value per share, the Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends.

In total, the WTM performance share and restricted share grants made to all employees of the Company for the 2013-2015 performance cycle totaled approximately 1% of the then outstanding shares, slightly in excess of the Committee’s 1% guideline.

In addition, with respect to the 2011-2013 performance cycle which matured at the end of 2013, 10% annual growth in intrinsic business value per share (“GIBVPS”) was the performance target for a payout of 100% of the target shares.  Annual growth of 3% or less would have resulted in a payout of 0% and annual growth of 17% or more would have resulted in a payout of 200%.  At its meeting in February 2014, based on an average annual GIBVPS of 12.1%, the Committee confirmed that the payout that was earned was 130% of target.

David Foy.  Mr. Foy has been the CFO of the Company since 2003.  For the 2011-2013 cycle, Mr. Foy had been granted 4,250 target performance shares and 4,250 restricted shares.  Based on the Company’s performance over the cycle, he earned 5,525 performance shares.  The restricted shares vested on January 1, 2014.

For the performance cycle from 2013-2015, Mr. Foy was granted 3,375 WTM performance shares and 3,375 restricted shares.  The grant date market value was approximately $3.8 million.  The number of performance shares that will be earned will be determined after the end of 2015 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2016, subject to Mr. Foy’s continued employment.

G. Manning Rountree.  Mr. Rountree is a Managing Director of White Mountains Capital and the President of White Mountains Advisors.  He joined the Company in 2004.  For the 2011-2013 cycle, Mr. Rountree had been granted 2,800 target performance shares and 2,800 restricted shares.  Based on the Company’s performance over the cycle, he earned 3,640 performance shares.  The restricted shares vested on January 1, 2014.

For the performance cycle from 2013-2015, Mr. Rountree was granted 2,250 WTM performance shares and 2,250 restricted shares.  The grant date market value was approximately $2.5 million.  The number of performance shares that will be earned will be determined after the end of 2015 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2016, subject to Mr. Rountree’s continued employment.

Allan Waters.  Mr. Waters has been the CEO of Sirius Group since 2007.  In addition, from time to time Mr. Waters takes on responsibility for certain projects at the Company.  For the 2011-2013 cycle, Mr. Waters had been granted 1,650 target performance shares and 1,650 restricted shares.  Based on the Company’s performance over the cycle, he earned 2,145 performance shares.  The restricted shares vested on January 1, 2014.  Based on Sirius Group’s performance for the 2011-2013 performance cycle, which was an annualized after-tax, levered underwriting return on deployed capital (“UROC”) of 11.8%, Mr. Waters received a payout of 111.4% of the Sirius Group units granted to him at a value of $1,397 per unit, which equaled approximately $4.0 million.

For the performance cycle from 2013-2015, Mr. Waters was granted 2,638 Sirius Group performance units, 1,335 WTM performance shares and 1,335 restricted shares.  The grant date value was approximately $4.1 million.  The performance target for the Sirius Group units is an annual 10% UROC, with a UROC of 3% or less resulting on no payout and a UROC of 17% or more resulting in a 200% payout.  The number of performance shares and units that will be earned will be determined after the end of 2015 based, respectively, on the Company’s and Sirius Group’s performance over the cycle compared to the targets described above.  The restricted shares will vest on January 1, 2016, subject to Mr. Waters’ continued employment.

T. Michael Miller.  Mr. Miller has been the CEO of OneBeacon since 2005.  Based on average annual growth in OneBeacon’s book value per share (“OB GBVPS”) of 6.6% over the 2011-2013 performance cycle, the OneBeacon Committee approved a payout of 37.1% of the OneBeacon performance shares originally granted.  This resulted in a payout of approximately $0.5 million to Mr. Miller.  In addition, based on OneBeacon’s 96.1% adjusted economic combined ratio for the 2011-2013 performance cycle compared to a 94% target, the OneBeacon Committee approved a payout for OneBeacon’s NEOs at 62% of target, which resulted in a payout to Mr. Miller of approximately $1.4 million.  Other participants received payouts at 75.7% of target, reflecting specialty-only results.  The OneBeacon Committee approved an additional payment for Mr. Miller of approximately $0.3 million, which brought Mr. Miller’s total payout to an equivalent of 75.7% of target.

For the performance cycle from 2013-2015, the OneBeacon Committee granted Mr. Miller 22,500 OneBeacon performance units and 82,400 OneBeacon performance shares.  The grant date value was approximately $3.3 million.  The number of performance shares granted reflected a reduction of 35,000 in light of the restricted share grant he received in 2011.  The number of performance units and performance shares that will be earned will be determined after the end of 2015 based on OneBeacon’s performance over the cycle compared to the targets described below.  The performance target for the performance units is 92.5% average specialty-only adjusted economic combined ratio, with a ratio of 99.5% or more resulting in no payout and a ratio of 87.5% or less resulting in a 200% payout.  The OneBeacon performance units have a fixed value of $100 per unit.  For the performance shares, the OneBeacon Committee set 13% annual growth in book value per share as target performance, with a range of 6% to 20%.

Base Salary

We pay our executive officers salaries that we believe to be below-market.  In 2008, we limited base salaries to a maximum of $500,000.  For 2014, each of our Named Executive Officers receives a salary of $500,000.

Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers.  Each Named Executive Officer participates in the annual bonus pool of his respective business unit.  The aggregate bonus pool size for each business unit could range from 0% to 200% of target, depending upon performance.  Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual.  Typically, the head of a business unit receives the average bonus percentage applicable to his business unit.

For 2013, the Named Executive Officers at the WTM level (Messrs. Barrette, Foy and Rountree) had target annual bonuses of 75% of salary, which was unchanged from the prior year.

For Messrs. Barrette, Foy and Rountree, their annual incentive bonuses are designed to reward company-wide performance.  Based on the Company’s performance in 2013, the Committee awarded a bonus pool of 135% of target taking into account the Company’s 9.5% growth in adjusted book value per share, 11.3% growth in economic value per share, and its performance in achieving qualitative objectives over the course of the year.  These qualitative objectives included maximizing risk adjusted investment returns, profitably growing OneBeacon, actively pursuing opportunities to improve the long-term position of Sirius Group, ramping up BAM and HG Global, and patiently but actively pursuing capital deployment opportunities.  Among the items considered by the Committee were the strong performance of OneBeacon and Sirius, solid overall investment performance, the startup performance of BAM and HG Global in challenging market conditions, and the Life Re novation at Sirius Group.  Messrs. Barrette, Foy and Rountree received bonuses of $500,000, $500,000 and $700,000, which represented 133%, 133% and 207% of target.

For our operating subsidiaries (including for our Named Executive Officers at operating subsidiaries), we design our annual incentives to reward performance of the applicable subsidiary operating group.  Messrs. Waters and Miller, who participate in the Sirius Group and OneBeacon bonus pools, respectively, have annual bonus targets equal to 50% and 75% of base salary.

For Sirius Group, including for Mr. Waters, the performance objective was the UROC.  Based on a UROC of 12.4% compared to the target of 10%, the indicated bonus pool was 134% of target.  The Committee awarded a bonus pool of 135% of target.  As CEO, Mr. Waters received the pool average of 135%, or $337,500.

For OneBeacon, including for Mr. Miller, the primary performance objective required to achieve a bonus pool of 100% of target was the achievement of a combined ratio of 93.2% or better, including parent company expenses.  OneBeacon’s actual combined ratio was 93.0%.  The OneBeacon Committee also considered the 17.3% growth in OneBeacon’s book value per share achieved during 2013 as well as qualitative goals including optimizing capital management, the status of the sale of its runoff operations and managing and executing against the expense plan.  Based on its assessment of OneBeacon’s overall performance in 2013, the OneBeacon Committee established a bonus pool of 125% of target.  It awarded Mr. Miller a cash bonus of $468,800, which equaled 125% of target.

2014 Compensation Actions

New Long-term Incentive Grants and Annual Bonus Targets

In February 2014, the Committee and the OneBeacon Committee, as applicable, made new long-term incentive grants to and established annual bonus target levels for the Named Executive Officers based on the same factors described above with respect to grants made in 2013.

The new long-term incentive grants for White Mountains executives (other than Mr. Barrette and operating company executives) were allocated 50% as performance shares and 50% as restricted shares, which was the same allocation as in 2013.

For each Named Executive Officer recipient of a WTM performance share grant for the 2014-2016 performance cycle, the Committee established 9% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares.  Annual growth of 3% or less would result in a payout of 0% and annual growth of 15% or more would result in a payout of 200%.  To measure growth in intrinsic business value per share, the Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends.  The yield on the 10-year Treasury at the beginning of 2014 was about 3.0%.  In setting the target at 9%, which equaled the yield on the 10-year Treasury + roughly 600 basis points, the Committee considered many factors including its typical practice of adding roughly 700 basis points to the yield as well as the historically low interest rate environment.  In addition, the Committee considered the impact of the Company’s undeployed capital on expected returns.  The Committee determined that 9% was an appropriate target that properly balanced the competing demands of effectively deploying capital and remaining patient for great opportunities.

Clawback Policy

In 2010, the Company adopted a clawback policy applicable to bonuses and long-term incentive awards.  If the Company is required to restate any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated.  If the misconduct was fraud, then in addition to other actions, the Board mandatorily will seek such reimbursement.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. defined benefit pension plans.  Benefit accruals under all our U.S. qualified defined benefit pension plans and all our U.S. supplemental defined benefit pension plans were frozen for all employees in 2002.

Our Named Executive Officers who are not employees of Bermuda-domiciled entities may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation.  Investment options in these plans are those available in our 401(k) plans, including White Mountains common shares and OneBeacon common shares.  None of the investment options offered under these plans provides an above-market rate of interest.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan.  We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives.  The primary perquisites include housing allowances in special circumstances and personal use of corporate aircraft.

We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons.  The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer.  For tax purposes, we comply with IRS regulations.  We do not “gross-up” our Named Executive Officers for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees.  These plans include medical and health insurance, company paid life insurance and charitable gift matching.

Certain Board Fees

Our Named Executive Officers do not receive director fees for serving on the Company’s board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries.  However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees.  We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment and Severance Agreements; Change in Control

We have no long-term employment agreements with our Named Executive Officers although, from time to time, we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company.  No such arrangements are in effect with our Named Executive Officers.

At our parent company, severance benefits, if any, are determined by the Committee in its sole discretion.  At our operating subsidiaries, our Named Executive Officers participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives were to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, we generally will consider entering into a one to three year consulting agreement with the executive, which would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

While the Company has no employment or severance agreement with Mr. Barrette, pursuant to the terms of his grants discussed above under “Philosophy”, if Mr. Barrette is terminated without cause, any unvested restricted shares would vest in such circumstance.

We have no standalone change in control agreements with our Named Executive Officers.  However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part.  Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

The option and restricted share grants made to Mr. Barrette in 2007 include provisions pursuant to which such grants vest upon the occurrence of a change in control.  While the Company typically has “double-trigger” change in control provisions in its long-term incentive plans, when originally making those grants to Mr. Barrette, the Committee determined that, in light of the design of Mr. Barrette’s grants and as an inducement to Mr. Barrette, immediate vesting upon a change in control was appropriate.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for compensation paid to employees of White Mountains Insurance Group, Ltd. and, accordingly, the limitation of Section 162(m) does not impact compensation paid to our Named Executive Officers who are employees of non-U.S. companies (Messrs. Barrette, Foy and Waters).  However, in the case of Named Executive Officers who are employees of subsidiaries that are organized in the United States (Messrs. Miller and Rountree), Section 162(m) limits the deductibility of their compensation to $1,000,000 per individual to the extent that such compensation is not “performance-based” as defined in Section 162(m).  The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the deductibility of the bulk of such compensation paid to these Named Executive Officers.  However, the Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such manner better promotes the Company’s interests (such as with a grant of restricted shares).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Morgan W. Davis, Chairman

A. Michael Frinquelli

Edith E. Holiday

Lowndes A. Smith

Summary Compensation Table

The following table presents compensation in 2013, 2012 and 2011 for the Company’s CEO, CFO and its three other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards Granted (b) ($)	Option Awards Granted ($)	Non-Equity Incentive Plan Compen- sation (c) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (d) ($)	Total ($)
Raymond Barrette	2013	500,000	500,000	6,751,200	-	-	-	245,289	7,996,489
Chairman and CEO	2012	500,000	562,500	-	-	-	-	205,221	1,267,721
	2011	500,000	2,450,000	-	-	-	-	98,292	3,048,292

David T. Foy	2013	500,000	500,000	3,797,550	-	-	-	145,132	4,942,682
Executive Vice President and CFO	2012	500,000	562,500	3,613,200	-	-	-	151,330	4,827,030
	2011	500,000	600,000	3,090,600	-	-	-	139,652	4,330,252

Allan L. Waters	2013	500,000	337,500	1,502,142	-	3,998,027	-	138,114	6,475,783
President and CEO of Sirius Group	2012	500,000	375,000	1,430,827	-	3,073,280	-	110,937	5,490,044
	2011	500,000	212,500	1,199,880	-	3,876,515	-	25,912	5,814,807

T. Michael Miller	2013	500,000	777,050	1,088,504	-	1,395,000	-	650,420	4,410,974
President and CEO of OneBeacon	2012	500,000	3,225,000	1,341,333	-	612,500	-	644,409	6,323,242
	2011	500,000	337,500	10,124,110	-	1,175,000	-	1,140,230	13,276,840

G. Manning Rountree	2013	450,000	700,000	2,531,700	-	-	-	56,058	3,737,758
Managing Director of	2012	450,000	700,000	2,408,800	-	-	-	55,357	3,614,157
White Mountains Capital, Inc.	2011	450,000	1,450,000	2,036,160	-	-	-	38,042	3,974,202
and President of WM Advisors

(a)

Represents annual incentive bonuses earned for the years ended December 31, 2013, 2012 and 2011. Mr. Miller’s amount in 2013 includes an additional payment of $308,250, which was awarded by the OneBeacon Committee to align his performance unit award with all other recipients of OneBeacon performance units vested in 2013. Mr. Miller’s amount in 2012 includes a discretionary bonus of $3,000,000. The amounts in 2011 include discretionary bonuses of $2,000,000 for Mr. Barrette and $1,000,000 for Mr. Rountree. See “Compensation Discussion and Analysis.”

(b)

For Mr. Barrette, the amount represents the grant date market value of WTM performance shares granted in 2013. For Messrs. Foy, Waters and Rountree, the amounts represent the grant date market value of WTM performance shares granted in 2013, 2012 and 2011 and WTM restricted shares issued in 2013, 2012 and 2011. For Mr. Miller, the amounts represent the grant date market value of OB performance shares granted in 2013, 2012 and 2011 and OB restricted shares issued in 2011. Mr. Miller’s amount in 2011 includes 35,000 OB performance shares with a grant date fair value of $480,550 that were forfeited concurrently with his grant of 630,000 OB restricted shares on May 24, 2011. Mr. Miller’s OB performance awards for each of the five years following the OB restricted shares grant has been or will be reduced by 35,000 shares. For all Named Executive Officers, the performance share awards included in the table have a maximum payout of 200% of the shares granted and, at such level, would have a grant date fair value equal to 200% of the amounts shown in the Grants of Plan Based Awards table. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(c)

For Mr. Waters, the amounts represent the value of Sirius Group performance units earned for the 2011-2013, 2010-2012 and 2009-2011 performance cycles. For Mr. Miller, the amounts represent the value of OB performance units earned for the 2011-2013, 2010-2012 and 2009-2011 performance cycles.

(d)	See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2013, 2012 and 2011:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends ($)	401(k) match ($)	Employee stock ownership plan ($)	Profit sharing plan ($)	Total ($)
Raymond Barrette	2013	75,000	149,228	10,000	7,650	3,411	-	245,289
	2012	37,500	141,918	15,000	7,500	3,303	-	205,221
	2011	-	65,738	22,000	7,350	3,204	-	98,292

David T. Foy	2013	124,000	-	11,375	6,346	3,411	-	145,132
	2012	129,954	-	11,150	6,923	3,303	-	151,330
	2011	121,872	-	7,400	7,176	3,204	-	139,652

Allan L. Waters	2013	75,000	40,539	4,470	10,200	-	7,905	138,114
	2012	37,500	51,577	4,360	10,000	-	7,500	110,937
	2011	-	8,949	2,875	9,800	-	4,288	25,912

T. Michael Miller	2013	-	110,159	529,200	7,650	3,411	-	650,420
	2012	-	104,406	529,200	7,500	3,303	-	644,409
	2011	-	102,776	1,026,900	7,350	3,204	-	1,140,230

G. Manning Rountree	2013	-	37,447	7,550	7,650	3,411	-	56,058
	2012	-	37,154	7,400	7,500	3,303	-	55,357
	2011	-	22,588	4,900	7,350	3,204	-	38,042

(a)	Amounts for Messrs. Barrette and Waters represent director fees paid by BAM. Amounts for Mr. Foy represent director fees paid by Symetra Financial Corporation.

(b)

Amounts represent the aggregate incremental cost to the Company for the use of aircraft that were not otherwise in use for business. For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use. For chartered flights, the incremental cost is the actual cost of the flight.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers during 2013.

			Non-	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)(b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)(d)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Type of Award	Equity Incentive Plan Awards (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (e) (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/sh)	Fair Value of Stock and Option Awards (f) ($)
Raymond Barrette	2/27/13	WTM Performance Shares	-	-	-	-	0	12,000	24,000	-	-	-	6,751,200
David T. Foy	2/27/13	WTM Performance Shares	-	-	-	-	0	3,375	6,750	-	-	-	1,898,775
	2/27/13	WTM Restricted Shares	-	-	-	-	-	-	-	3,375	-	-	1,898,775
Allan L. Waters	2/27/13	WTM Performance Shares	-	-	-	-	0	1,335	2,670	-	-	-	751,071
	2/27/13	WTM Restricted Shares	-	-	-	-	-	-	-	1,335	-	-	751,071
	2/27/13	Sirius Group Performance Units	2,638	0	3,511,178	-	-	-	-	-	-	-	-
T. Michael Miller	2/26/13	OB Performance Shares	-	-	-	-	0	82,400	164,800	-	-	-	1,088,504
	2/26/13	OB Performance Units	22,500	0	2,250,000	4,500,000	-	-	-	-	-	-	-
G. Manning Rountree	2/27/13	WTM Performance Shares	-	-	-	-	0	2,250	4,500	-	-	-	1,265,850
	2/27/13	WTM Restricted Shares	-	-	-	-	-	-	-	2,250	-	-	1,265,850

(a)

On February 27, 2013, Mr. Waters was granted Sirius Group performance units for the 2013-2015 performance cycle under the Sirius Group Incentive Plan. Each unit is initially valued at $1,000 and compounds in value based on Sirius Group’s underwriting return on deployed capital (“uroc”) during the performance period. A uroc of 3% or less (Threshold) would result in no payout. A uroc of 10% would result in a target payout of 100%. A uroc of 17% or more (Maximum) would result in a 200% payout.

(b)

On February 26, 2013, Mr. Miller was granted OB performance units for the 2013-2015 performance cycle under the OneBeacon Long-Term Incentive Plan (“OneBeacon Incentive Plan”). Each unit has a fixed value of $100. An OB adjusted economic combined ratio of 99.5% or more (Threshold) would result in no payout. An adjusted economic combined ratio of 92.5% would result in a target payout of 100%. An adjusted economic combined ratio of 87.5% or lower (Maximum) would result in a 200% payout.

(c)

On February 27, 2013, Messrs. Barrette, Foy, Waters and Rountree were granted WTM performance shares for the 2013-2015 performance cycle. Growth in WTM’s intrinsic business value per share of 2% or less (Threshold) would result in no payout. Growth in intrinsic business value per share of 8% would result in a target payout of 100%. Growth in intrinsic business value per share of 14% or more (Maximum) would result in a payout of 200%.

(d)

On February 26, 2013, Mr. Miller was granted OB performance shares for the 2013-2015 performance cycle under the OneBeacon Incentive Plan. Growth in OB’s book value per share of 6% or less (Threshold) would result in no payout. Growth in book value per share of 13% would result in a target payout of 100%. Growth in book value per share of 20% or more (Maximum) would result in a payout of 200%.

(e)	On February 27, 2013, Messrs. Foy, Waters and Rountree were granted WTM restricted shares that vest on January 1, 2016.

(f)

Represents the grant date fair value (based on a market price of $562.60 for WTM performance shares and $13.21 for OB performance shares) as determined in accordance with ASC Topic 718 without regard to forfeitures. Assuming a maximum 200% payout, the grant date fair value of the performance shares granted to Messrs. Barrette, Foy, Waters, Miller and Rountree would be $13,502,400, $3,797,550, $1,502,142, $2,177,008, and $2,531,700.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2013.

		Option Awards					Stock Awards (a)(b)(c)
Name	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond Barrette	WTM Performance Shares	-	-	-	-	-	-	-	12,000	7,973,856
	WTM Restricted Shares	-	-	-	-	-	10,000	6,030,800	-	-
	WTM Non-Qualified Options	125,000	-	-	742.00	1/20/17	-	-	-	-
David T. Foy	WTM Performance Shares	-	-	-	-	-	-	-	7,125	4,965,507
	WTM Restricted Shares	-	-	-	-	-	11,375	6,860,035	-	-
Allan L. Waters	WTM Performance Shares	-	-	-	-	-	-	-	2,820	1,965,344
	WTM Restricted Shares	-	-	-	-	-	4,470	2,695,768	-	-
T. Michael Miller	OB Performance Shares	-	-	-	-	-	-	-	171,230	2,882,228
	OB Restricted Shares	-	-	-	-	-	630,000	9,966,600	-	-
G. Manning Rountree	WTM Performance Shares	-	-	-	-	-	-	-	4,750	3,310,338
	WTM Restricted Shares	-	-	-	-	-	7,550	4,553,254	-	-

(a)

Stock awards not yet vested at December 31, 2013 for Mr. Barrette include 10,000 WTM restricted shares that vest in equal annual installments on January 20, 2014 and 2015.  Stock awards not yet vested at December 31, 2013 for Messrs. Foy, Waters and Rountree include 3,375, 1,335 and 2,250 WTM restricted shares, respectively, that vest on January 1, 2016, 3,750, 1,485 and 2,500 WTM restricted shares, respectively, that vest on January 1, 2015 and 4,250, 1,650 and 2,800 WTM restricted shares, respectively, that vest on January 1, 2014.  Stock awards not yet vested at December 31, 2013 for Mr. Miller include 630,000 OB restricted shares that vest in four equal annual installments beginning on February 22, 2014.  Market values are based on the December 31, 2013 closing market price ($603.08 for White Mountains and $15.82 for OneBeacon).

(b)

Equity incentive plan awards not yet vested at December 31, 2013 include: (1) WTM performance shares granted for the 2013-2015 performance cycle to Mr. Barrette (12,000 target performance shares), Mr. Foy (3,375 target performance shares), Mr. Waters (1,335 target performance shares) and Mr. Rountree (2,250 target performance shares, (2) WTM performance shares granted for the 2012-2014 performance cycle to Mr. Foy (3,750 target performance shares), Mr. Waters (1,485 target performance shares) and Mr. Rountree (2,500 target performance shares) and (3) OB performance shares granted to Mr. Miller for the 2013-2015 performance cycle (82,400 target OB performance shares) and the 2012-2014 performance cycle (88,830 target OB performance shares).  Payout values for WTM performance shares are based on the December 31, 2013 closing market price of $603.08, at an estimated payout of 110% of target for the 2013-2015 performance cycle and 120% of target for the 2012-2014 performance cycle and includes dividends accrued since the grant date.  Payout value for OB performance shares are based on the December 31, 2013 closing market price of $15.82, at an estimated payout of 100% of target for the 2013-2015 performance cycle and 97.1% of target for the 2012-2014 performance cycle and includes dividends accrued since the grant date.

(c)	Excludes WTM performance shares and OB performance shares for the 2011-2013 performance cycle, which vested on December 31, 2013. See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The following table presents stock awards that vested in 2013 for each of the Named Executive Officers.  No option awards were exercised by the Named Executive Officers during 2013.

	Stock Awards
Name	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David T. Foy	WTM Performance Shares	(a)	5,525	3,211,489
Allan L. Waters	WTM Performance Shares	(a)	2,145	1,246,813
T. Michael Miller	OB Performance Shares	(b)	27,361	522,695
G. Manning Rountree	WTM Performance Shares	(a)	3,640	2,115,805

(a)

Represents 4,250, 1,650 and 2,800 target WTM performance shares awarded for the 2011-2013 performance cycle to Messrs. Foy, Waters and Rountree, respectively, which became fully vested on December 31, 2013 at 130% of target.  Value realized on vesting is based on the average of the high and the low market values of common shares on February 26, 2014, the date the awards were determined by the Compensation Committee, plus dividends declared during the 2011-2013 cycle.

(b)

Represents 73,748 target OB performance shares awarded for the 2011-2013 performance cycle to Mr. Miller, which became fully vested on December 31, 2013 at 37.1% of target.  Value realized on vesting is based on the average of the closing market prices of OB common shares from the five days prior to February 25, 2014, the date the awards were determined by the OneBeacon Committee, plus accumulated dividends.

Pension Benefits

The Named Executive Officers do not participate in any defined pension plans sponsored by White Mountains.

Nonqualified Deferred Compensation

The Named Executive Officers do not participate in any nonqualified deferred compensation plans sponsored by White Mountains in 2013.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, WTM restricted shares becoming vested and performance shares and performance units becoming payable in full or in part.  Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2013.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2013, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Involuntary Termination of Employment

Had Mr. Barrette been terminated without cause on December 31, 2013, his unvested restricted shares would have immediately vested.  Had Mr. Miller been terminated without cause, his restricted shares would have vested pro-rated for time (but at not less than 50%) less any shares that had previously vested.  Had any of our other Named Executive Officers been terminated without cause on December 31, 2013, their outstanding long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Retirement

Had any of our Named Executive Officers retired on December 31, 2013, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Death or Disability

Had any of our Named Executive Officers died or become disabled on December 31, 2013, they would have been entitled to pro rata vesting of their performance shares, full vesting of their restricted shares (except for Mr. Miller’s restricted shares that vest pro rata) and pro rata vesting of their performance units.  Under this scenario, Messrs. Barrette, Foy, Waters, Miller and Rountree would have been entitled to receive $8,455,120, $12,405,667, $13,319,811, $12,191,358 and $8,224,079, respectively.

For purposes of computing the amounts above, performance shares were valued at the December 31, 2013 common share closing market price ($603.08 for White Mountains and $15.82 for OneBeacon) including dividends since grant.  Restricted shares were valued at the December 31, 2013 common share closing market price.  Sirius Group performance units were valued at actual value as of December 31, 2013.  OneBeacon performance units have a value of $100 per unit.  The WTM performance shares would vest pro-rated for time and at 100% of target; provided, that in the case of the 2011-2013 performance cycles, values are shown at actual performance of 130%.  The Sirius Group performance units, including the 2011-2013 performance cycle, would vest pro-rated for time and Sirius Group’s actual performance through the end of 2013.  The OneBeacon performance shares would vest pro-rated for time and at 100% of target.  The OneBeacon performance units would vest pro-rated for time and at 100% of target.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2013, our Named Executive Officers would have been entitled to full vesting of their performance shares at up to 200% of target (except for Mr. Miller’s OneBeacon performance shares that would vest on a pro rata basis), full vesting of their restricted shares and pro rata vesting of their performance units at up to 200% of target (and at not less than target).  Under this scenario, Messrs. Barrette, Foy, Waters, Miller and Rountree would have been entitled to receive up to $20,528,720, $20,627,355, $16,157,958, $17,313,083 and $13,691,062, respectively.

For purposes of computing the amounts above, performance shares were valued at the December 31, 2013 common share closing market price ($603.08 for White Mountains and $15.82 for OneBeacon) including dividends since grant.  Restricted shares were valued at the December 31, 2013 common share closing market price.  Sirius Group performance units were valued at actual value as of September 30, 2013.  OneBeacon performance units have a value of $100 per unit.  The WTM performance shares, including the 2011-2013 performance cycle, are shown at 200% of target.  The Sirius Group performance units, including the 2011-2013 performance cycle, would vest pro-rated for time and at actual performance through September 30, 2013 (but at not less than 100%).  The OneBeacon performance shares and performance units, including the 2011-2013 performance cycle, would vest pro-rated for time and at actual performance through September 30, 2013 (but at not less than 100%).

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

The following table summarizes director compensation for 2013 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (b) ($)	Stock Awards (c) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (d) ($)	Total ($)
Yves Brouillette	58,189	235,665	-	-	-	-	293,854
Howard L. Clark, Jr. (a)	149,000	120,854	-	-	-	119,000	388,854
Morgan W. Davis	221,000	120,854	-	-	-	147,450	489,304
A. Michael Frinquelli	210,000	120,854	-	-	-	-	330,854
John D. Gillespie (e)	126,000	120,854	-	-	-	17,736	264,590
Edith E. Holiday	185,000	120,854	-	-	-	7,250	313,104
Lowndes A. Smith	270,000	120,854	-	-	-	655,218	1,046,072

(a)	On December 31, 2013, Mr. Clark retired from the board.

(b)

Named Executive Officers do not receive any additional compensation for their role as a director. Except as noted, each director is provided a $100,000 annual retainer. Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Audit Committee ($100,000), Deputy Chairman ($50,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers were paid in cash except for Mr. Brouillette who received an equivalent value in common shares. Retainers relate to the twelve-month period from May 2013 through April 2014, inclusive, and are typically pro-rated for partial year service. Each director received Board and Board committee meeting fees of $4,000 per meeting when such meetings were attended in person and $2,000 per meeting when such meetings were attended by telephone.

(c)

On May 23, 2013, all non-management directors received an annual grant of 200 common shares and Mr. Brouillette received additional common shares for payment of his retainer. All common shares issued were valued at $604.27 per share, the market price on such date.

(d)

All other compensation shown for Mr. Clark represents $119,000 paid to him relating to consulting fees for 2014. Amount shown for Mr. Davis represents $87,000 in director compensation paid to him as a director of OneBeacon, $60,000 in fees paid to him by the Company to serve as the Company’s representative on the Board of Comparenow.com, a startup company in which White Mountains has a minority investment and $450 in matching payments from a company-sponsored charitable gift program. Amount shown for Mr. John D. Gillespie represents $17,736 for personal use of corporate aircraft (which is valued at White Mountains’ aggregate incremental operating cost). Amount shown for Ms. Holiday represents $7,250 in matching payments from a company-sponsored charitable gift program. Amount shown for Mr. Smith represents $274,500 in director compensation paid to him in cash and OneBeacon shares as Chairman of OneBeacon and $380,718 in director compensation paid to him as Chairman of Symetra Financial Corporation.

(e)

Pursuant to a consulting agreement, Prospector was granted 8,500 performance shares for the 2011-2013 performance cycle (which were paid in March 2014 at a harvest percentage of 131.5% for a total payout of $6.5 million), 7,750 performance shares for the 2012-2014 performance cycle and 7,000 performance shares for the 2013-2015 performance cycle. Amounts related to Prospector’s performance shares have not been included in this table. See “Transactions with Related Persons, Promoters and Certain Control Persons.”

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Prospector

Mr. John Gillespie is the founder and Managing Member of Prospector.  Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains and other clients of WM Advisors.

Pursuant to an investment management agreement with WM Advisors (the “WMA Agreement”), Prospector charges WM Advisors fees based on the following schedule: 100 basis points on the first $200 million of assets under management; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million.  At December 31, 2013, Prospector managed a total of $461 million of assets for White Mountains (excluding OneBeacon and Symetra) under this arrangement.

Prospector has separate investment management agreements with OneBeacon (the “OneBeacon Agreements”) pursuant to which Prospector supervises and directs specified assets, primarily equity securities, including assets in OneBeacon’s defined benefit and defined contribution plans (the “ERISA Assets”).  All assets managed under the OneBeacon Agreements are subject to a single fee schedule that is substantially similar to the terms of the WMA Agreement fee schedule.  At December 31, 2013, Prospector managed $556.8 million of assets for OneBeacon under this arrangement, including $215.6 million of ERISA Assets.

During 2013, Prospector earned $6.5 million in total fees pursuant to the WMA Agreement and the OneBeacon Agreements.

Prospector also advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions.  Pursuant to a Consulting Agreement for those services, Prospector was granted 6,250 performance shares for the 2014-2016 cycle, 7,000 performance shares for the 2013-2015 cycle and 7,750 performance shares for the 2012-2014 cycle.  In accordance with the terms of the WTM Incentive Plan, performance against target governing the performance shares will be confirmed by the Compensation Committee of the Board following the end of each performance cycle and the number of performance shares actually awarded at that time will range from 0% to 200% of the target number granted.  Based on the Company’s performance, Prospector received 131.5% of the 8,500 performance shares granted for the 2011-2013 performance cycle for a total payout of $6.5 million.  Unless and until the Consulting Agreement has been terminated, and subject to the approval of the Compensation Committee, at the beginning of each performance cycle Prospector is to be granted performance shares with a value of approximately $4.5 million.  The Compensation Committee establishes the performance target for such performance shares.

Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains 6% of the revenues in excess of $500,000 of certain of Prospector’s funds in return for White Mountains having made a founding investment in 1997.  During 2013, White Mountains earned $0.9 million under this arrangement.

At December 31, 2013, White Mountains had $108.4 million invested in limited partnership investment interests managed by Prospector (the “Funds”).  This total includes $14.9 million of OneBeacon assets.  Under the limited partnership agreements, Prospector serves as general partner and general manager of the Funds and is paid management and incentive performance fees by White Mountains and OneBeacon.  For the year ended December 31, 2013, White Mountains and OneBeacon incurred $1.3 million in management fees and $3.2 million in incentive fees.  In addition, Messrs. Barrette, Davis, Gillespie and Waters, each a director of the Company, and Mr. Campbell, an executive officer of the Company, owned limited partnership investment interests managed by Prospector as of such date.

Oakum Bay Capital

Mr. Kernan Oberting, a Managing Director of White Mountains Capital, founded Oakum Bay Capital (“OBC”).  OBC serves as the general manager and owns general partnership interests in KVO Capital Partners (“KCP”) and the Trimarc Capital Fund (“TCF”) hedge funds.

In connection with Mr. Oberting commencing employment with White Mountains Capital, on July 16, 2012, White Mountains purchased $2 million of preferred equity and received 7.5% of the common equity of OBC.  After giving effect to the White Mountains’ investment, Mr. Oberting and his family beneficially owned 67.5% of the common equity of OBC.  During 2013, Mr. Oberting and his family assigned all of their common equity interests to unaffiliated OBC management with effect from January 1, 2013.

In September 2013, White Mountains exchanged its preferred stock and common equity interest in OBC for $500,000 in cash and a portion of OBC’s revenue for the next ten years.

As of December 31, 2013, White Mountains investment in TCF was $8.6 million. Mr. Oberting is a limited partner in KCP and TCF.

For each of the years ended December 31, 2013 and 2012, White Mountains paid investment management fees of $0.1 million to OBC.

Share Repurchases from Related Parties

On July 12, 2012, the Company repurchased 50,000 WTM common shares from John J. Byrne, a beneficial owner of the Company.  The price per share was $528.45, the market price at the time the agreement was reached.

On December 19, 2012, the Company repurchased 285,000 WTM common shares from mutual funds managed by Franklin Mutual Advisers, a beneficial owner of the Company.  The price per share was $519.06, the market price at the time the agreement was reached.

On March 15, 2013, the Company repurchased 140,000 WTM common shares from the estate of John J. Byrne.  The price per share was $563.57, the market price at the time the agreement was reached.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof.  In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors its deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction.  For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2013, the Audit Committee approved all Transactions with Related Persons occurring since the beginning of the Company’s calendar year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 with respect to the common shares that may be issued under White Mountains’ existing incentive compensation plans.  Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Board or a Committee of the Board.  For that reason, these plans are listed in the Equity Compensation Plan Table below.  Grants of phantom performance shares made under subsidiary incentive plans (which are payable in cash) and grants made under the OneBeacon Incentive Plan (which are payable in OneBeacon common shares) are excluded from this table.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			900,538 (a)

Performance shares	122,277 (b)	$ 0

(a)

Under NYSE rules, common shares remain available for issuance when the Company pays cash or establishes deferred compensation balances in the settlement of its performance share obligations (which is typically the case) rather than issuing common shares.  However, the Compensation Committee has taken a more conservative approach by counting the number of shares granted at “target” against an inventory available for grant.  Under the Company’s approach, as of April 3, 2014, 212,201 common shares remained available for grant at target under the WTM Incentive Plan, which could result in up to 424,402 common shares being issued.

(b)

Represents the target amount of WTM performance shares.  The number of WTM common shares earned could be 0x to 2x the target number granted and, although typically in cash, may be paid in WTM common shares at the discretion of the Compensation Committee.

AUDIT COMMITTEE REPORT

In connection with the audit of the Company’s financial statements for the year ended December 31, 2013, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2013 and 2012 (as presented herein) are compatible with maintaining their independence.  Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2014 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting.  The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”).  In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC.  In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities.  The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Lowndes A. Smith, Chairman

Yves Brouillette

A. Michael Frinquelli

Edith E. Holiday

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC.  Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financials. All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non-audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.  All services performed by PwC during 2013 and 2012 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2013 and 2012 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation.  From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2013 and 2012:

	2013 (e)	2012(e)

Audit Fees (a)	$ 4,785,575	$ 4,099,545

Audit-Related Fees (b)	251,126	198,485

Tax Fees (c)	887,006	1,096,192

All Other Fees (d)	27,921	3,036

(a)          The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries that are required by statute or regulation, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(b)          The fees in this category were for professional services rendered in connection with (1) accounting and reporting consultations, (2) employee benefit plan audits, (3) services related to certain transactions, (4) actuarial certifications of loss reserves and (5) other regulatory requirements.

(c)          The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)         The fees in this category were for (1) advisory services in connection with international regulatory requirements and (2) access to PwC’s proprietary technical research and tax filing software.

(e)          The fees reported include expense reimbursements of $556,557 and $350,298 in 2013 and 2012, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2013.

PROPOSAL 2

ELECTION OF DIRECTORS OF

SIRIUS INTERNATIONAL INSURANCE CORPORATION

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as Sirius International Insurance Corporation be elected by the Company’s Members.

Proposal 2 calls for the election of Ms. Monica Cramér-Manhem (age 54, President of Sirius International), and Messrs. Jeffrey Davis (age 49, Chief Actuary of White Mountains Insurance Group and Sirius Group), Lars Ek (age 61, CFO of Sirius International), Brian E. Kensil (age 56, CFO of Sirius Group), Jan Onselius (age 57, Chief Underwriting Officer, Sirius Group), Göran Thorstensson, (age 67, Chairman of Sirius International), and Waters to the Board of Directors of Sirius International Insurance Corporation.

None of the director nominees will receive any compensation for their services as a director of Sirius International.

The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of Sirius International.

PROPOSAL 3

ELECTION OF DIRECTORS OF

HG RE LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as HG Re, be elected by the Company’s Members.

Proposal 3 calls for the election of Messrs. Warren J. Trace (age 57, Vice President, Sirius), Kevin Pearson (age 49, President of HG Global), and Waters and Ms. Sheila E. Nicoll (age 58, Vice President, HG Global) to the Board of Directors of HG Re.

None of the director nominees will receive any compensation for their services as a director of HG Re.

The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of HG Re.

PROPOSAL 4

ELECTION OF DIRECTORS OF

WHITE MOUNTAINS LIFE REINSURANCE (BERMUDA) LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as WMLRB, be elected by the Company’s Members.

Proposal 4 calls for the election of Messrs. Trace and Waters and Mmes. Jennifer Pitts (age 48, Corporate Secretary of WTM), and Christine Repasy (age 57, General Counsel of WMA and Sirius Group) to the Board of Directors of WMLRB.

None of the director nominees will receive any compensation for their services as a director of WMLRB.

The Board recommends a vote FOR Proposal 4 which calls for the election of the director nominees of WMLRB.

PROPOSAL 5

ELECTION OF DIRECTORS OF

WHITE SHOALS RE LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as WSRe, be elected by the Company’s Members.

Proposal 5 calls for the election of Messrs. Waters and Trace and Ms. Repasy to the Board of Directors of WSRe.

None of the director nominees will receive any compensation for their services as a director of WSRe.

The Board recommends a vote FOR Proposal 5 which calls for the election of the director nominees of WSRe.

PROPOSAL 6

ELECTION OF DIRECTORS OF

STAR RE LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as Star Re Ltd., be elected by the Company’s Members.

Proposal 6 calls for the election of Messrs. Waters, Thorstensson, and Trace and Ms. Repasy to the Board of Directors of Star Re Ltd.

None of the director nominees will receive any compensation for their services as a director of Star Re Ltd.

The Board recommends a vote FOR Proposal 6 which calls for the election of the director nominees of Star Re Ltd.

PROPOSAL 7

ELECTION OF DIRECTORS OF

ALSTEAD REINSURANCE (SAC) LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as Alstead Re, be elected by the Company’s Members.

Proposal 7 calls for the election of Messrs. Barrette and Foy and Mmes. Nicoll and Pitts to the Board of Directors for Alstead Re.

None of the director nominees will receive any compensation for their services as a director of Alstead Re.

The Board recommends a vote FOR Proposal 7 which calls for the election of the director nominees of Alstead Re.

PROPOSAL 8

ELECTION OF DIRECTORS OF

WHITE MOUNTAINS RE SIRIUS CAPITAL LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as SCL, a Lloyd’s of London corporate member, be elected by the Company’s Members.

Proposal 8 calls for the election of Messrs. Michael Dashfield (age 53, General Manager of Sirius Group), Ek, Thorstensson and Waters to the Board of Directors of SCL.

None of the director nominees will receive any compensation for their services as a director of SCL.

The Board recommends a vote FOR Proposal 8 which calls for the election of the director nominees of SCL.

PROPOSAL 9

ELECTION OF DIRECTORS OF
SPLIT ROCK INSURANCE, LTD.

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company, such as Split Rock, be elected by the Company’s Members.

Proposal 9 calls for the election of Christopher Garrod, (age 42, Director, Conyers, Dill & Pearman), Sarah A. Kolar (age 38, Secretary and Associate General Counsel of OneBeacon Insurance Group, Ltd.), John C. Treacy (age 50, Chief Accounting Officer and Treasurer of OneBeacon Insurance Group, Ltd.), and Ms. Nicoll to the Board of Directors of Split Rock.

None of the director nominees will receive any compensation for their services as a director of Split Rock.

The Board recommends a vote FOR Proposal 9 which calls for the election of the director nominees of Split Rock.

PROPOSAL 10

ELECTION OF DIRECTORS OF

ANY NEW DESIGNATED SUBSIDIARY

Bye-law 77 of the Company provides that the Board of Directors of any designated subsidiary of the Company be elected by the Company’s Members.

Proposal 10 calls for the election of Messrs. Barrette, Foy and Trace and Ms. Pitts to the Board of Directors of any new designated subsidiary that may be formed by the Company prior to the next Annual General Meeting.

None of the nominees will receive any compensation for their services as a director of any such company.

The Board recommends a vote FOR Proposal 10 which calls for the election of the director nominees of any new designated company or subsidiary.

PROPOSAL 11

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation”.  You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s proxy statement dated April 3, 2014, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the company’s primary goal of maximizing shareholder value over long periods of time, as well as motivating and retaining our key executives.  The compensation of our named executive officers is heavily weighted toward variable long-term compensation the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 12 of this proxy statement, as well as the 2013 summary compensation table and related compensation tables and narrative, beginning on page 20, which provide detailed information on the company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 11 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 12

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2014.  Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service.  Representatives from PwC will attend the 2014 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 12 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2014.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies.  Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment.  The Board knows of no other matters which are to be considered at the 2014 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be deemed elected.  The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2014 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023, has been appointed as Inspectors of Election for the 2014 Annual Meeting.  Representatives of Computershare will attend the 2014 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview.  Solicitation costs will be paid by the Company.  Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each Member will continue to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs.  Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act.  In accordance therewith, the Company files reports, proxy statements and other information with the SEC.  The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board.  Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda, telephone number (441) 278-3160.  Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Availability of Proxy Materials

Proxy materials for the 2014 Annual General Meeting, including the Chairman’s Letter, Notice of 2014 Annual General Meeting of Members and Proxy Statement, 2013 Management Report, and Form 10-K are available online for viewing and downloading at: www.edocumentview.com/wtm.

Offices of the Company

The Company’s headquarters is located at 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2015 Annual Meeting of Members

Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 8) must be received in writing by the Secretary of the Company no later than Wednesday, December 4, 2014 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2015.

By Order of the Board of Directors,

Jennifer L. Pitts,

Corporate Secretary

1 U P + X Annual Meeting Proxy Card + . 01TN8C Notice of the 2014 Annual Meeting of Shareholders Raymond Barrette and Jennifer L. Pitts, or any of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2014 Annual General Meeting of Members to be held Thursday, May 22, 2014, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no directions are given, the proxy holders will have authority to vote FOR the Election of all director nominees (proposals 1 to 10), and FOR proposals 11 and12. In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the meeting. Non-Voting Items A Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED ABOVE IN THE TITLE BAR. Proxies received by the internet or telephone must be received by 11:59 PM EST on May 21, 2014. Electronic Voting Instructions Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/WTM • Follow the steps outlined on the secured website. PLEASE REFER BELOW FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

+

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

B Proposals

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - Yves Brouillette	☐	☐
03 - John D. Gillespie	☐	☐

2. Election of Directors of Sirius International Insurance Corporation.

	For	Withhold
01 - Monica Cramér-Manhem	☐	☐
02 - Jeffrey Davis	☐	☐
03 - Lars Ek	☐	☐
04 - Brian E. Kensil	☐	☐
05 - Jan Onselius	☐	☐
06 - Göran A. Thorstensson	☐	☐
07 - Allan L. Waters	☐	☐

3. Election of Directors of HG Re Ltd.

	For	Withhold
01 - Sheila E. Nicoll	☐	☐
02 - Kevin Pearson	☐	☐
03 - Warren J. Trace	☐	☐
04 - Allan L. Waters	☐	☐

	For	Withhold
01 - Jennifer L. Pitts	☐	☐
02 - Christine H. Repasy	☐	☐
03 - Warren J. Trace	☐	☐
04 - Allan L. Waters	☐	☐

5. Election of Directors of White Shoals Re Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

6. Election of Directors of Star Re Ltd.

7. Election of Directors of Alstead Reinsurance (SAC) Ltd.

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David Foy	☐	☐
03 - Sheila E. Nicoll	☐	☐
04 - Jennifer L. Pitts	☐	☐

	For	Withhold
01 - Michael Dashfield	☐	☐
02 - Lars Ek	☐	☐
03 - Göran A. Thorstensson	☐	☐
04 - Allan L. Waters	☐	☐

9. Election of Directors of Split Rock Insurance, Ltd.

	For	Withhold
01 - Christopher Garrod	☐	☐
02 - Sarah A. Kolar	☐	☐
03 - Sheila E. Nicoll	☐	☐
04 - John C. Treacy	☐	☐

C 1234567890 J N T

1 U P X 1 9 4 7 3 0 1

+

01TN8C

7. Election of Directors of Alstead Reinsurance (SAC) Ltd. 1. Election of Class II Directors to a term ending in 2017. 2. Election of Directors of Sirius International Insurance Corporation. 4. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 5. Election of Directors of White Shoals Re Ltd. 3. Election of Directors of HG Re Ltd. 6. Election of Directors of Star Re Ltd. 12. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2014. For Against Abstain Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD. . + 01TN8C Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Proposals B For Withhold 02 - Yves Brouillette 01 - Raymond Barrette 03 - John D. Gillespie 01 - Christine H. Repasy 02 - Jeffrey Davis 01 - Monica Cramér-Manhem 04 - Brian E. Kensil 03 - Lars Ek 03 - Warren J. Trace 02 - Christine H. Repasy 01 - Jennifer L. Pitts 04 - Allan L. Waters For Withhold For Withhold For Withhold 11. Approval of the advisory resolution on executive compensation. 02 - Warren J. Trace 03 - Allan L. Waters For Withhold 04 - Jennifer L. Pitts 01 - Raymond Barrette 02 - David Foy 03 - Sheila E. Nicoll Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1 U P + X 03 - Warren J. Trace 02 - Kevin Pearson 01 - Sheila E. Nicoll For Withhold Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. C 01 - Christine H. Repasy For Withhold 02 - Göran A. Thorstensson 03 - Warren J. Trace 04 - Allan L. Waters For Against Abstain 06 - Göran A. Thorstensson 05 - Jan Onselius 04 - Allan L. Waters 9. Election of Directors of Split Rock Insurance, Ltd. 10. Election of Directors for any new non-United States operating subsidiary. For Withhold 04 - John C. Treacy 01 - Christopher Garrod 02 - Sarah A. Kolar 03 - Sheila E. Nicoll For Withhold 04 - Warren J. Trace 01 - Raymond Barrette 02 - David T. Foy 03 - Jennifer L. Pitts 8. Election of Directors of White Mountains Re Sirius Capital Ltd. For Withhold 04 - Allan L. Waters 01 - Michael Dashfield 02 - Lars Ek 03 - Göran A. Thorstensson 07 - Allan L. Waters 1 9 4 7 3 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T

1 U P + X Annual Meeting Proxy Card + . 01TN9C Notice of the 2014 Annual Meeting of Shareholders Raymond Barrette and Jennifer L. Pitts, or any of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2014 Annual General Meeting of Members to be held Thursday, May 22, 2014, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no directions are given, the proxy holders will have authority to vote FOR the Election of all director nominees (proposals 1 to 10), and FOR proposals 11 and12. In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the meeting. IMPORTANT ANNUAL MEETING INFORMATION

+

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

A Proposals

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - Yves Brouillette	☐	☐
03 - John D. Gillespie	☐	☐

2. Election of Directors of Sirius International Insurance Corporation.

	For	Withhold
01 - Monica Cramér-Manhem	☐	☐
02 - Jeffrey Davis	☐	☐
03 - Lars Ek	☐	☐
04 - Brian E. Kensil	☐	☐
05 - Jan Onselius	☐	☐
06 - Göran A. Thorstensson	☐	☐
07 - Allan L. Waters	☐	☐

3. Election of Directors of HG Re Ltd.

	For	Withhold
01 - Sheila E. Nicoll	☐	☐
02 - Kevin Pearson	☐	☐
03 - Warren J. Trace	☐	☐
04 - Allan L. Waters	☐	☐

	For	Withhold
01 - Jennifer L. Pitts	☐	☐
02 - Christine H. Repasy	☐	☐
03 - Warren J. Trace	☐	☐
04 - Allan L. Waters	☐	☐

5. Election of Directors of White Shoals Re Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

6. Election of Directors of Star Re Ltd.

7. Election of Directors of Alstead Reinsurance (SAC) Ltd.

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David Foy	☐	☐
03 - Sheila E. Nicoll	☐	☐
04 - Jennifer L. Pitts	☐	☐

	For	Withhold
01 - Michael Dashfield	☐	☐
02 - Lars Ek	☐	☐
03 - Göran A. Thorstensson	☐	☐
04 - Allan L. Waters	☐	☐

9. Election of Directors of Split Rock Insurance, Ltd.

	For	Withhold
01 - Christopher Garrod	☐	☐
02 - Sarah A. Kolar	☐	☐
03 - Sheila E. Nicoll	☐	☐
04 - John C. Treacy	☐	☐

1 U P X 1 9 4 7 3 0 2 +

01TN9B

7. Election of Directors of Alstead Reinsurance (SAC) Ltd. 1. Election of Class II Directors to a term ending in 2017. 4. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 5. Election of Directors of White Shoals Re Ltd. 6. Election of Directors of Star Re Ltd. 12. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2014. For Against Abstain Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD. . + 01TN9B Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Proposals A For Withhold 02 - Yves Brouillette 01 - Raymond Barrette 03 - John D. Gillespie 01 - Christine H. Repasy 03 - Warren J. Trace 02 - Christine H. Repasy 01 - Jennifer L. Pitts 04 - Allan L. Waters For Withhold For Withhold 11. Approval of the advisory resolution on executive compensation. 02 - Warren J. Trace 03 - Allan L. Waters For Withhold 04 - Jennifer L. Pitts 01 - Raymond Barrette 02 - David Foy 03 - Sheila E. Nicoll Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1 U P + X Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. B 01 - Christine H. Repasy For Withhold 02 - Göran A. Thorstensson 03 - Warren J. Trace 04 - Allan L. Waters For Against Abstain 9. Election of Directors of Split Rock Insurance, Ltd. 10. Election of Directors for any new non-United States operating subsidiary. For Withhold 04 - John C. Treacy 01 - Christopher Garrod 02 - Sarah A. Kolar 03 - Sheila E. Nicoll For Withhold 04 - Warren J. Trace 01 - Raymond Barrette 02 - David T. Foy 03 - Jennifer L. Pitts 8. Election of Directors of White Mountains Re Sirius Capital Ltd. For Withhold 04 - Allan L. Waters 01 - Michael Dashfield 02 - Lars Ek 03 - Göran A. Thorstensson 2. Election of Directors of Sirius International Insurance Corporation. 3. Election of Directors of HG Re Ltd. 02 - Jeffrey Davis 01 - Monica Cramér-Manhem 04 - Brian E. Kensil 03 - Lars Ek For Withhold 03 - Warren J. Trace 02 - Kevin Pearson 01 - Sheila E. Nicoll For Withhold 06 - Göran A. Thorstensson 05 - Jan Onselius 04 - Allan L. Waters 07 - Allan L. Waters 1 9 4 7 3 0 2